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Exhibit 14

PSB BANCORP, INC.
CODE OF CONDUCT AND ETHICS

I. INTRODUCTION

        It is the policy of PSB Bancorp, Inc. and each of its affiliates ("PSB") that, at all times, Directors and Team Members (as defined below) shall adhere to and obey laws, rules, and regulations of local, state, and Federal authorities applicable to the business of PSB and its affiliates.

        It is PSB's belief that there are no greater selling points for a business corporation than high corporate and individual conduct, quality service and sound judgment. Personal honesty and corporate integrity are high priorities of PSB. Whether a Director or Team Member, it is each person's responsibility to maintain the highest standards of professional and ethical conduct which is essential in preserving PSB's integrity in the community. Each person has a fundamental duty to avoid placing him or herself in a position which creates, or which leads to, or could lead to, a conflict of interest or the appearance of a conflict of interest.

        Directors and Team Members have an affirmative duty to promote and advance the interests of PSB. Each individual should be concerned with the welfare of customers as well as shareholders of PSB.

        PSB requires ethical behavior of its Directors and Team Members. A Team Member is encouraged to talk with his or her supervisor, manager or other appropriate personnel when in doubt about the ethical course of action in a particular situation.

        Team Members are encouraged to report violations of laws, regulations, or this Code of Conduct and Executive (the "Code") using the processes described in this Code. PSB will not permit retaliation against Team Members for reports made in good faith.

  A. Coverage

        This Code applies to the Directors and Team Members of PSB. Certain parts of the Code may be applicable only to First Penn Bank (the "Bank"), and if so, are indicated. "Team Member" means an officer or employee of PSB and it includes executive officers, unless otherwise stated. Certain parts of this Code may apply specifically to "Executive Officers," and are so indicated. "Executive Officer" means a member of PSB's strategic leadership team as designated by resolution of the Board.

  B. Guidance and Reporting Procedures

  1.
  General questions regarding this Code may be directed to PSB's Human Resources Department. Questions from Directors and Executive Officers may also be discussed with the Chairman of the Board or the Chairman of the Corporate Governance Committee.

  2.
  Determinations regarding whether a violation of this Code has occurred shall be made as follows:

  (a)
  Process:

  (i)
  If the alleged violation under consideration concerns an Executive Officer or Director of either PSB Bancorp, Inc. or First Penn Bank, the determination of the existence of any violation, subject to the provisions of Section B.6 below, shall be made by the Corporate Governance Committee of PSB Bancorp, Inc., with such consultation with external legal counsel as the Corporate Governance Committee deems appropriate.

      (ii)
      If the alleged violation under consideration concerns any other Team Member, the determination of the existence of any violation shall be made by the Executive Officer to whom the Team Member ultimately reports, in consultation with the CEO.

      (iii)
      Whoever makes the decision as to whether a violation has occurred shall document the decision and forward the documentation to the Director of Human Resources for filing and retention.

      (iv)
      In determining whether a violation of this Code has occurred, the committee or person making such determination may take into account to what extent the violations were intentional; the qualitative and quantitative materiality of such violation from the perspective of either the detriment to PSB or the benefit to the Director, Executive Officer or Team Member, the policy behind the provision violated and such other facts and circumstances as they shall deem advisable under all the facts and circumstances.

    (b)
    Acts or omissions determined to be violations of this Code by other than the Corporate Governance Committee under the process set forth above shall be promptly reported by the CEO to the Corporate Governance Committee and by the Corporate Governance Committee to the Board.

  3.
  Requests for Waivers. A waiver of a provision of this Code shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code.

  (a)
  Process:

  (i)
  If the request under consideration relates to an Executive Officer or Director, subject to the provisions of Section B.6 below, the determination with respect to the waiver shall be made by the Corporate Governance Committee, in consultation with such external legal counsel as the Corporate Governance Committee deems appropriate and submitted to the Board for ratification.

  (ii)
  If the request under consideration relates to any other Team Member, the determination shall be made by the Executive Officer to whom the Team Member ultimately reports, in consultation with the CEO unless such request is quantitatively or qualitatively material or outside the ordinary course of business, in which case such determination shall be made by the Corporate Governance Committee.

  (iii)
  The decision with respect to the waiver request shall be documented and forwarded to the Director of Human Resources for filing and retention, with a copy to the Compliance Department.

  (b)
  All waivers of this Code (other than those approved by the Corporate Governance Committee) shall be promptly reported by the CEO to the Corporate Governance Committee.

  (c)
  Waivers will not be granted except under extraordinary or special circumstances.

  (d)
  To the extent determined to be required or appropriate by the Corporate Governance Committee, with such consultation with PSB's legal counsel as the Corporate Governance Committee deems appropriate, waivers shall be publicly disclosed on a timely basis.

  4.
  Written Approval or Notification under the Code. Whenever the requirement for "written approval" or notification appears elsewhere in this Code, it means that a writing setting forth the pertinent facts of the situation under consideration shall be submitted according to the process specified below. Also, written notification is highly recommended if contemplated actions may have the propensity to create an arguable violation or even create the appearance of a violation to a reasonable person.

    (a)
    Process:

    (i)
    If the request under consideration relates to an Executive Officer or Director, the determination with respect to the approval, subject to the provisions of Section B.6 below, shall be made by the Board of Directors or the Corporate Governance Committee, with such consultation with legal counsel as the Corporate Governance Committee deems appropriate.

    (ii)
    If the request under consideration relates to any other Team Member, the determination with respect to the approval shall be made by the Executive Officer to whom the Team Member ultimately reports, in consultation with the CEO unless such request is quantitatively or qualitatively material or outside the ordinary course of business, in which case such determination shall be made by the Corporate Governance Committee. Team Members shall direct their requests for approvals to the Executive Officer to whom the Team Member ultimately reports) or to the Corporate Governance Committee, as appropriate.

    (iii)
    The decision with respect to the approval request shall be documented and forwarded to the Director of Human Resources for filing and retention.

    (b)
    All approvals (other than those granted by the Corporate Governance Committee) shall be promptly reported by the CEO to the Corporate Governance Committee.

  5.
  Good Faith Reporting Of Wrongdoing

  (a)
  Employees of PSB are protected, to the extent provided by law, against retaliation by PSB when they provide information or assist in an investigation by federal regulators, law enforcement, Congress, or PSB itself, regarding conduct which the employee reasonably believes relates to fraud against PSB's shareholders. Furthermore, the Bank is subject to and the Team Members are protected by Section 33(a) Depository Institution Employee Protection Remedy, of the Federal Deposit Insurance Act (12 U.S.C. 1831j, as amended), (the "Act"), which is commonly known as "Whistleblower Protections." Pursuant to the Act, Team Members shall not be discharged, threatened, or otherwise discriminated or retaliated against regarding their compensation, terms, conditions, location, or privileges of employment because they, or a person acting on their behalf, make a good faith report or are about to report verbally or in writing to PSB or an appropriate authority an instance of wrongdoing.

  (i)
  "Good faith report" means a report of conduct defined as wrongdoing, which the person making the report has reasonable cause to believe is true and which is made without malice or consideration of personal benefit.

  (ii)
  "Wrongdoing" means a violation that is not of a merely technical or minimal nature of a federal or state statute or regulation or of this Code and that is designed to protect the interests of the public or PSB.

  (iii)
  All good faith reports and resulting investigations will be kept confidential.

  (b)
  Good faith reports of wrongdoing should be submitted, in writing, to the Director of Human Resources. The Director of Human Resources shall discuss the report with PSB's CEO, CFO, other relevant Executive Officers or external counsel, as appropriate, and may then arrange a meeting with the employee to allow the employee to present a personal and complete description of the situation. Thereafter, the Director of Human Resources will take the matter under consideration, including undertaking any necessary investigation or evaluation of the facts related to the situation, and after consultation with PSB's external counsel as appropriate, shall render a written decision, response, or explanation as expeditiously as possible. If the employee is not satisfied with the response of the Director of Human Resources, the employee may pursue redress under the complaint resolution process as set forth in [the Employee Handbook]. Such a decision or response will be final and conclusive.

    (c)
    In addition to or in lieu of the procedure established in paragraph 5(b) hereof, directors may submit any good faith reports of wrongdoing in writing to PSB's counsel. A thorough investigation will be undertaken by PSB's counsel and appropriate action taken.

    (d)
    The federal Sarbanes-Oxley Act of 2002 requires that the PSB Audit Committee establish procedures for confidential, anonymous submission of Team Member concerns regarding questionable accounting or auditing matters. Team Member complaints and reports of this nature shall be handled under the procedures established by the Audit Committee.

  6.
  Substitution Of Bank Board Of Directors Committee Under Certain Circumstances

  (a)
  If in the judgment of First Penn Bank's counsel or any bank regulatory law or regulation relating to corporate separateness or otherwise makes it illegal, inappropriate, or inadvisable for the Board of Directors, the Corporate Governance Committee, or officers of PSB Bancorp, Inc. to make the determination, or consider and grant the waivers and approvals or take other action required under this policy, the Board of Directors of the Bank shall make such determinations and grant such approvals or waivers assisted by the Bank's counsel, as necessary and advisable under the circumstances.

II. CONFLICTS OF INTEREST

  A. Introduction

        For purposes of this policy, a "conflict of interest" occurs when an individual's private interest interferes in a quantitatively or qualitatively material way or appears from the perspective of a reasonable person to interfere in a qualitatively or quantitatively material way, with the interests of PSB as a whole. A conflict situation can arise when a Team Member or Director takes actions or has interests that may make it difficult to perform his or her team member responsibilities objectively and effectively. Ordinarily, a conflict exists when an outside interest could actually or potentially influence the judgment or actions of an individual in the conduct of PSB's business. Conflicts of interest also may arise when a Team Member or Director or a member of his or her family, receives improper personal benefits as a result of his or her position in PSB1,2. Knowing violations of any such conflict of interest are prohibited under this Code, and are further discussed below.

1
Adapted from the Report of the NYSE Corporate Accountability and Listing Standards Committee as submitted to the NYSE Board of Directors on 6/6/02, p.21 and from the Commentary to the Corporate Governance Rules Proposals submitted to the SEC by the NYSE on August 16, 2002.

2
Accepting things of value in accordance with Part VII of this Code shall not constitute the receipt of improper personal benefits.

  B. General Policy

        PSB must have the confidence of its customers and the public. Directors and Team Members must avoid conflicts or the appearance of conflicts, as discussed above.

  C. Avoidance of Appropriation of Corporate Opportunity

        Directors and officers of PSB stand in a fiduciary relationship to PSB. It is a breach of this duty for any such person to take advantage of a business opportunity for his or her own or another person's personal profit or benefit when the opportunity is within the corporate powers of PSB, and when the opportunity is of present or potential practical advantage to PSB, unless PSB's Board knowingly elects not to avail itself of such opportunity and such person's participation is approved in advance by the Board. If such a person so appropriates such an opportunity, PSB may claim the benefit of the transaction or business and such person exposes himself or herself to liability in this regard. It is PSB's policy that no Director or Executive Officer appropriate a corporate opportunity, without the consent of the Board.

        In addition, except as permitted under Section VII of this Policy, no Director or Team Member may take for him or herself, opportunities that he or she discovers through the use of PSB's property or information, or use PSB's property, information or position for their personal gain, unless approved in advance under this policy.

  D. Serving as a Director, Officer, or Employee of a Non-PSB Business

        PSB Team Members must have the written approval (as described in Section I.B.4) in advance of accepting an appointment or position to serve as a director, partner, owner, officer, or employee of any non-PSB business. If the service is permitted, then any Team Member acting in this dual capacity must inform the applicable PSB committee or the Board of any matter affecting this dual responsibility at any time and, if warranted, abstain from any discussion or vote arising from this situation.

        No outside employment of a Team Member that may constitute a conflict of interest is permitted unless approved in advance under this Policy. Outside employment considered to be a conflict of interest would include, but is not limited to, employment with or service on the board of directors of a competitor or supplier, employment as an auditor or accountant, investment advisor, insurance broker or agent, or acting as a real estate broker or agent. Generally, Directors and Team Members of PSB are prohibited, absent approval under this policy, from serving:

  1.
  In an unaffiliated entity which primarily engages in stock, bond and securities trading, underwriting or sales; or

  2.
  As a director, officer, or employee of another unaffiliated bank, thrift, trust or depository institution.

        PSB Directors who accept appointments to serve as directors, officers, or employees shall, in cases where such appointments have not previously been disclosed, inform, in writing from the Corporate Governance Committee of the Company.

  E. Political Activities

        No Team Member of PSB, acting on PSB's behalf, may contribute or loan money or items of value to any foreign, federal, state, or local political candidates or parties. This prohibition includes the use of any PSB facilities, equipment, supplies, personnel, or name. Team members may, however, participate or contribute to the political process as concerned individuals, through means that would include voting and the contribution of their own time and money, and participation in or contributions to political action committees.

        Team Members considering running for election to public office must discuss such matter in advance with their supervisors to assure that their responsibilities at PSB are not compromised. This policy does not prohibit consideration for personal leaves of absence by PSB Team Members to pursue elected or appointed governmental positions. Requests for personal leaves of absence will be considered and administered as set forth in [the Employee Handbook.]

  F. Referrals of Customers to the Bank by Insiders

        From time to time, various individuals who are deemed to be PSB insiders may refer potential borrowers to the Bank. Under no circumstance is such a referred potential borrower to be given preferential treatment of any kind with regard to rates or customer service or any other favored attention that is beyond that given to any other customer.

  G. Relationships with Regulatory and Governmental Authorities

  1.
  It is the policy of PSB to cooperate with legitimate, duly authorized governmental and regulatory investigations.

  2.
  All Directors and Team Members shall respond promptly and honestly to inquiries by bank examiners, auditors, legal counsel, and security personnel. The concealment of pertinent information by Directors or Team Members is prohibited.

  H. Preservation of Records

        Whenever a Team Member becomes aware of an investigation that affects PSB, he or she shall immediately notify PSB's CEO or CFO. Notwithstanding any PSB records retention guidelines, under no circumstances shall any records known to be the subject of or germane to any anticipated, threatened or pending law suit or governmental or regulatory investigation or case filed in bankruptcy be removed, concealed, or destroyed. For purposes of this section, "records" means any of hard copy, paper documents, and electronic records, including but not limited to, e-mail, voicemail, and the contents of hard discs.

        Furthermore, all audit and audit review work papers shall be retained as required, in accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002.

  I. Membership in Civic, Trade, and Community Associations

        Volunteering in civic and charitable organizations is encouraged for Team Members. To serve as a director or officer of a charitable or civic organization, a Team Member must obtain written approval from the CEO in advance of accepting the appointment. Participation in such activities shall not be deemed to be within an individual's scope of employment or authority as a Team Member and PSB assumes no liability therefor.

  J. Accuracy of Records

        Team Members always shall adhere to established accounting rules and audit controls. All records shall reflect accurately transactions in a timely manner. Incorrect or misleading entries shall be corrected immediately. Falsification of records or transactions shall be grounds for termination.

        In accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, it shall be unlawful for any officer or Director of PSB or any other person acting under the direction thereof, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of PSB's financial statements for the purpose of rendering such financial statements materially misleading.

  K. Fair Dealing

  1.
  Introduction

        Each Team Member must endeavor to deal fairly with PSB's customers, suppliers, competitors and other Team Members. No Team Member shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material fact, or any other unfair-dealing practice.3 More specific discussion follows:

3
Adapted from the Report of the NYSE Corporate Accountability and Listing Standards Committee as submitted to the NYSE Board of Directors on 6/6/02, p.21 and from the

  Commentary to the Corporate Governance Rules Proposals submitted to the SEC by the NYSE on August 16, 2002..

  2.
  Relationships with Competitors
  (a)
  Except in situations where PSB is participating in a transaction with another institution, no director or Team Member shall have any agreement, understanding or arrangement with any competitor with respect to pricing of services, interest rates or marketing policies. Providing the best possible service to our customers is the most effective means of competing. PSB will refrain from inaccurately representing the products and services of its competitors.

  (b)
  No Director or Team Member shall engage in any activity that competes with PSB.

  (c)
  No Director or Team Member shall reveal any trade secrets that are unique to PSB or are PSB's proprietary information.

  (d)
  Each Director and Team Member has a fiduciary responsibility to take care that no information that is deemed by PSB to be confidential is passed to competitors.

  3.
  Relationships with Customers
  (a)
  Team Members shall act in a professional manner at all times when representing PSB. In dealing with PSB's customers, Team Members shall use prudent judgment and exercise good faith. Team Members shall avoid situations that would generate a conflict of interest. Transactions with customers shall always be conducted at "arms length."

  (b)
  No Team Member shall misrepresent, circumvent or conceal the nature of any material aspect of any transaction when dealing with a customer.

  (c)
  Neither Directors nor Team Members shall take advantage of their position with PSB to attain investment or participation in a customer's business unless approved as provided in this Policy. Neither Directors nor Team Members shall participate or invest in a business of a customer or participate in a joint venture with a customer if the Director or Team Member has access to information regarding the customer that is not publicly available or which would constitute an unfair advantage owing to the Director's or Team Member's position with PSB.

  (d)
  If a relationship between a Team Member and a customer or a potential customer exists that potentially creates a conflict of interest, that Team Member shall remove himself or herself from all dealings with that customer.

  (e)
  No Team Member knowingly shall allow or encourage a customer to state false information on a loan application or other Bank form or document, or to structure a banking transaction in violation of the Bank Secrecy Act.

  (f)
  Team Members' relationships with loan applicants are more fully set forth in Section III.B.3 of this Code.

  (g)
  From time to time, Team Members of PSB are asked to recommend to customers or others, professional services, such as those of real estate or insurance agents, stock brokers, attorneys, or accountants. Specific recommendations of this type shall be avoided. Several names or agencies may be given as alternatives for the customer to consider, without any indication of preference.

  (h)
  From time to time, Team Members of PSB may be requested to advise a customer as to the legality of a transaction. Any discussion that could be interpreted as the giving of legal advice to customers must be avoided.

  L. Advertising, Marketing and Corporate Communications

        PSB shall adhere to the highest standards of financial advertising in compliance with all applicable laws and regulations. Advertising shall be truthful and will contain enough information about products or services that the intended audience can be expected to make an intelligent purchase based upon the advertisement.

        Team Members may not, without authorization, release to news media information about PSB activities. All press releases to the news media will be made through Investor Relations. Any requests from a PSB shareholder for information shall be immediately referred to Investor Relations or to the Corporate Secretary as appropriate for proper handling.

  M. Sale of PSB Properties

        Directors and Team Members shall enjoy no advantage over the general public in the purchase of any PSB properties including real estate, automobiles, securities, or any other real or personal properties. The terms and conditions of any transactions with Directors or Team Members shall not be less favorable to PSB than those offered to others. Properties shall be sold in accordance with normal business practices.

  N. Selling Assets or Services to PSB

        Directors and Team Members shall enjoy no advantage over the general public in the sale of assets or services to PSB. The terms and conditions of any transactions with Directors or Team Members shall not be less favorable to PSB than those offered by others. Services and assets shall be purchased in accordance with normal business practices.

  O. Illegal Kickbacks

        Illegal kickbacks are improper payments to any party for the referral of business and are strictly prohibited.

  P. Loan and Deposit Transactions

        Team Members of PSB are prohibited from approving or performing transactions or file maintenance involving their own deposit or loan accounts or any deposit or loan accounts involving their relatives or any affiliated business relationships. "Relatives" include a Team Member's spouse or fiancée, siblings, parents (actual or step), children, stepchildren, grandparents, grandchildren, domestic partner, aunt, uncle, first cousin, niece, nephew, in-law, or any significant other non-family relationship.

III.  LOANS

  A. Team Member loans from other sources

        Team Members generally are prohibited from borrowing any money from customers or suppliers of PSB unless those customers or suppliers are their immediate family members. Any borrowing by Team Members under any other circumstances that appear inappropriate or potentially embarrassing, also is prohibited. However, nothing in this Code shall preclude any Team Member from obtaining loans from another financial institution, provided that such loans are, under all facts and circumstances, at fair market value and at terms no more favorable to the Team Member than those available to the general public.

  B. Loans from PSB

  1.
  It shall be unlawful for PSB, directly or indirectly, including through any subsidiary to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit in the form of a personal loan to or for any Director or Executive Officer of PSB unless permitted by law. An extension of credit maintained by PSB on July 1, 2003, shall not be subject to this provision provided that there is no material modification to any term of any such extension of credit, or any renewal of any such extension of credit on or after that date. This restriction does not apply to any loan made or maintained by First Penn Bank, if the loan is subject to the insider lending restrictions of section 22(h) of the Federal Reserve Act. Loans from First Penn Bank are further subject to the provisions of Regulation O, 12 C.F.R. 563.43 (which specifies restrictions on loans), the Bank's Regulation O Policy, other lending policies, and other applicable provisions of law, and incorporated herein by reference.

  2.
  All other Team Members are subject to the provisions of [identify any employee loan policy or program.]

  3.
  Bank loans to customers
  (a)
  At no time shall any Team Member of PSB represent that he or she has the authority to approve any application or commit or bind the Bank in any manner unless specific lending authority has been conferred upon him or her by the Board of Directors of the Bank.

  (b)
  No Team Member shall, in connection with or incidental to the making of a loan, require or permit the loan agreement, mortgage or note to be signed by a party to the transaction if the instrument contains any blank spaces to be filled in after it has been signed, except blank spaces relating to recording. Permitting a loan applicant(s) to sign any document before it is properly completed is strictly prohibited.

  (c)
  PSB shall not discriminate against any applicant regarding any aspect of a credit transaction on the basis of race, color, religion, national origin, sex, marital status, or age (provided that the applicant has the capacity to enter into a binding contract), the fact that all or part of the applicant's income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the Consumer Credit Protection Act or any applicable state law, as more fully set forth in the Bank's Nondiscrimination in Lending Policy.

  (d)
  In underwriting loans, Team Members shall use integrity in evaluating the completeness and accuracy of the loan files to determine that the borrower is able to repay the debt and, collateralized, the collateral property is of sufficient value to justify the loan amount.

  (e)
  No Team Member shall bring pressure on an appraiser to reach a value necessary to qualify the property or borrower.

  (f)
  Loans ready to close during the commitment period must close at the terms agreed upon by the parties. A Team Member shall not seek to delay a loan closing in anticipation of the expiration of stated rates and other terms.

  (g)
  No Team Member shall quote unavailable interest rates or unavailable loan terms to prospective loan applicants.

  (h)
  A Team Member shall make full disclosure of any personal interest they may have in a loan, project, or property that is the subject of a loan application.

  (i)
  The Bank's policy is to faithfully honor an agreement or commitment made to an applicant.

IV.    TRANSACTIONS WITH AFFILIATED PERSONS

        For purposes of this Section IV, an "affiliated person" is any Director, Director Emeritus, and any designated Executive Officer of PSB or the Bank and any entity owned or controlled by such persons.

  A.
  PSB will not invest, either directly or indirectly, in the stock, bonds, notes, or other securities of any affiliated person or purchase securities under a repurchase agreement with any affiliated person.

  B.
  Fees assessed for late payment or for overdrawn demand accounts of affiliated persons will be the same as those charged to the general public and will not be waived. Overdrawn demand accounts will be brought to the attention of the CFO.

  C.
  Interest paid on deposit accounts of any kind shall be at a rate available to the general public.

  D.
  There shall be no loan transactions with third parties that include affiliated persons unless in accordance with this Code.

  E.
  Any purchase from or sale to an affiliated person of any real or personal property shall be conditioned upon determining the value from an independent outside appraiser. The Board of Directors of PSB or its appropriate subsidiary will vote upon the transaction in advance, with the affiliated person abstaining.

  F.
  The sale or leaseback of a model home between a joint venture project of PSB and an affiliated person is strictly prohibited.

V. PSB PROPERTY

  A.
  Team Members have a duty to protect and conserve PSB property and to ensure its use for proper purposes. Team Members of PSB are to take care and responsibility to safeguard the property of PSB within reason. However, at no time is a Team Member to put his or her person at risk to safeguard PSB property.

  B.
  PSB property includes, but is not limited to:

  1.
  All physical property of PSB whether leased or owned by the PSB and includes all fixtures.

  2.
  All records of the accounts of customers, and any other records and books in possession of PSB.

  3.
  All marketing studies, advertising or promotional materials, customer lists, logs or reports or any other forms, or surveys that are in PSB's possession.

  4.
  All proprietary software.

VI.   ABUSE OF CONFIDENTIAL INFORMATION OR RELATIONSHIP

  A.
  The confidential relationship between PSB and its customers is a fundamental principle of the financial services business, which has long been recognized by statutes and court decisions. It is essential that every Director and Team Member maintain this relationship at all times.

  B.
  PSB is entrusted with important information about individuals and businesses. A violation of this trust is a serious matter. Furthermore, PSB is legally obliged under regulations promulgated pursuant to the Gramm-Leach-Bliley Act of 1999 to protect the privacy of a consumer's personal financial information. The privacy practices of PSB are set out more fully in the Privacy Policy which is circulated to our customers and members of the public. Therefore, it is imperative never to discuss such information with anyone outside of the Bank or with other Team Members who have no need to know. Confidential information shall not be obtained merely for the purpose of knowing such information, rather only when it pertains directly to a particular transaction or situation.

        Examples of information that must be kept confidential are listed below:

    1.
    Customer Account Information (i.e. account numbers and balances, information on a loan application, paycheck amounts, overdrafts, deposits, withdrawals, names and addresses of the Banks' customers). Such information should only be discussed using discretion with the signer(s) on the account or the loan applicant(s).

    2.
    Personal matters regarding co-workers as well as customers (i.e. divorce, disagreements, personality conflicts, or embarrassing behavior).

    3.
    Details of Bank Security (i.e. opening/closing procedures, alarm/camera systems, cash drawer limits).

      The exchange of commercial credit information with other banks is permissible in accordance with law and customary industry practice.

  C.
  Deriving monetary gains from confidential information that could be obtained only by reason of employment or as a Director with the Bank, whether such information relates to the Bank, its customers, or anyone with whom it has business relations is strictly prohibited. Confidential information includes all non-public information that might be of use to competitors, or harmful to PSB or its customers if disclosed.

VII. ACCEPTING THINGS OF VALUE

  A. Federal Law:

        The solicitation of and acceptance of things of value is generally prohibited by the Bank Bribery Act of 1985. Violations of this law can result in fines and imprisonment. The law is applicable to all Directors, Team Members, agents, or attorneys of the Bank.

  B. Soliciting and Accepting Things of Value:

  1.
  You may not solicit or accept for yourself or for a third party anything of value (which includes, but is not limited to, any gift, meal, favor, service, entertainment, legacy, or other thing) from anyone in return for any business, service, or confidential information of the Bank.

  2.
  You may not accept anything of value from anyone in connection with the business of the Bank other than bona fide salary, wages, fees, or other compensation paid in the usual course of business.

  C. Permitted Transactions:

        The following transactions are permitted and shall be considered an exception to the general prohibition against acceptance of things of value:

  1.
  Acceptance of gifts, gratuities, amenities, or favors based on obvious family or personal relationships (such as those with parents, children, or spouse) when the circumstances make it clear that it is those relationships, rather than the business of the Bank that are the motivating factors.

  2.
  Acceptance of meals, refreshments, travel arrangements or accommodations, or entertainment, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the Bank as a reasonable business expense if not paid for by another party.

  3.
  Acceptance of loans from other financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, except where prohibited by law.

  4.
  Acceptance of advertising or promotional material of reasonable value such as pens, pencils, note pads, key chains, calendars, and similar items.

  5.
  Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers.

  6.
  Acceptance of gifts of reasonable value related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, or Christmas; or

  7.
  Acceptance of civic, charitable, education, or religious organizational awards for recognition of service and accomplishment.

  D. Common Sense:

        The purpose of this Policy is to avoid violations of law and to insure that the Bank's business is safeguarded from undue influence of bribery and personal favors. Whenever you have dealings with persons who have business with the Bank, the requirements of the law must be kept in mind. Necessarily, the application of the Policy stated herein will require good judgment and common sense. If you encounter situations in which you are not sure of your obligations, you should consult the Director of Human Resources.

  E. Disclosure:

        If you are offered or receive something of value beyond what is authorized herein, you should disclose fully that fact in writing in accordance with the reporting directions herein.

        Circumstances beyond those described above in section VII C may be given written approval on a case-by-case basis, where something of value is accepted in connection with PSB's business. However, such approval will require full written disclosure and the approval must be consistent with the Bank Bribery Act.

  F. Disposition:

        If it is determined that something of value has been received in violation of this Policy, it will be returned to the donor. If return is not possible, depending on the circumstances, any such items of value will be turned over to a charitable institution. If possible, the donor will be informed of this disposition.

  G. Violations:

        Acceptance of things of value that are not otherwise permitted herein is a violation of federal criminal law (18 U.S.C. Section 215) and such violation is punishable by fines and imprisonment.

  H. Unrelated Business Relationships:

        It is inevitable and desirable that you will have individual business and personal relationships with PSB's customers, vendors, and others who do business with PSB even though such individual business and personal relationship is not connected with PSB's business. This Policy is not intended to discourage such relationships. Any such business relationship should be on customary terms and for proper and usual purposes. However, you should not solicit any special favors in recognition of your relationship with PSB.

VIII. TRADING IN PSB SECURITIES

  A.
  Directors and Team Members are encouraged to purchase the stock of PSB. However, these persons may not trade any security issued by PSB, or any of its affiliates (collectively referred to in this section as "PSB") while in possession of "material inside information" about PSB. "Material inside information" is non-public information that would reasonably be expected to either (i) affect the price of the securities of PSB; or (ii) be important to an investor in deciding whether to buy, sell or hold a security of PSB.

  1.
  Examples of "material information" may include, but are not limited to:

  (a)
  Merger discussions.

  (b)
  Plans to declare a dividend.

  (c)
  Plans to disclose a significant increase or decrease in earnings.

  (d)
  Significant change in management.

  (e)
  Call of securities for redemption.

  2.
  PSB's Policy on Personal Securities Transactions is attached as Exhibit 1, is made a part of this Code and must be reviewed in connection with this Section VIII. It provides more complete guidance on this subject including rules on trading in PSB securities with respect to employee benefit plans and it imposes blackout periods during which no trading may occur by certain employees.

  B.
  In addition to the aforementioned prohibitions against the "insider trading" activities, securities laws prohibit "tipping" (i.e. communicating material inside information.)

  C.
  Furthermore, PSB officers, Directors, and employees have an affirmative duty to inform those within their control or who they supervise, that tipping or trading while in possession of material inside information is illegal.

  D.
  Except to the extent otherwise provided by rule of the SEC, it shall be unlawful for any Director or Executive Officer of PSB, directly or indirectly, to purchase, sell, or otherwise acquire or transfer any equity security of PSB during any blackout period with respect to such equity security in connection with his or her service or employment as a Director or Executive Officer. For purposes of this section D, the term "blackout period" with respect to the equity securities of PSB:

  1.
  Means any period of more than 3 consecutive business days during which the ability of not fewer than 50% of the participants or beneficiaries under all individual account plans maintained by PSB to purchase, sell, or otherwise acquire or transfer an interest in any equity of PSB held in such an individual account plan is temporarily suspended by PSB or by a fiduciary of the plan.

  2.
  Does not include, under regulations prescribed by the SEC

  (a)
  a regularly scheduled period in which the participants and beneficiaries may not sell purchase or otherwise acquire or transfer an interest in any equity of PSB, if such period is:

  (i)
  incorporated into the individual account plan; and,

        (ii)
        timely disclosed to employees before becoming participants under the individual account plan or as a subsequent amendment of the plan; or

      (b)
      any suspension described in subparagraph A above that is imposed solely in connection with persons becoming participants or beneficiaries, or ceasing to be participants or beneficiaries in an individual account plan by reason of a corporate merger, acquisition, divestiture or similar transaction involving the plan or plan sponsor.

        "Individual account plan" has the meaning provided in section 3(34) of the Employee Retirement Income Security Act of 1974 (29 U.S.C. Section 1002(34)).

        NOTICE TO DIRECTORS, EXECUTIVE OFFICERS—In any case in which a director or executive officer is subject to the requirements of this subsection in connection with this kind of a blackout period, PSB shall timely notify such Director or officer and the SEC of such blackout period.

IX.   ANTI-MONEYLAUNDERING COMPLIANCE

  A.
  It is the policy of PSB to comply with all anti-money laundering laws and regulations, and to guard against the use of PSB's products and services for money laundering or other illegal activity. Compliance is the responsibility of each Team Member, as directed by PSB's or the Bank's Board of Directors. Furthermore, each Team Member is subject to personal liability under these laws, including possible fines and imprisonment for violations.

  B.
  PSB's policy on [Anti-Moneylaundering is attached as Exhibit 2,] is made a part of the Code and must be reviewed in connection with this Section IX.

X. COMPLIANCE and COMPLIANCE MONITORING

  A.
  It is the policy of PSB to comply with both the letter and the spirit of the federal laws and regulations that govern PSB's activities. All operating policies, procedures, and forms used to conduct PSB's business shall be in conformity with applicable federal laws and regulations. As an integral part of the annual internal audit program, PSB will test compliance with the provisions of the Code. Deviations from the Code will be reported to appropriate management as well as to the Audit Committee of the Board of Directors.

  B.
  Any Team Member who violates a provision of this Code is subject to applicable disciplinary action up to and including termination. Directors who violate a provision of this Code are subject to such sanction as the Board of Directors shall impose. Notwithstanding the foregoing, PSB also preserves and reserves its other rights and remedies against any individual who violates any provision of this Code, both at law and in equity.

XI.   DISCLAIMER OF EMPLOYMENT CONTRACT

        This Code is neither an employment contract nor any guarantee of continued employment. The employment relationship between PSB and its Team Members is "at will." PSB's policies, guidelines and related procedures are subject to unilateral change by PSB at any time.

XII. CERTIFICATION

        Each Director and Team Member will be required to read or review this Code each year and certify, in writing, that he or she understands his or her responsibility to comply with the guidelines and provisions set forth herein.

QuickLinks

  Exhibit 14
PSB BANCORP, INC. CODE OF CONDUCT AND ETHICS